Exhibit 99.1

Quanterix Releases Operating Results for Third Quarter 2023

BILLERICA, Mass. – November 6, 2023 - Quanterix Corporation (NASDAQ: QTRX), a company fueling scientific discovery through ultrasensitive biomarker detection, today announced financial results for the three months ended September 30, 2023.

Third Quarter Financial Highlights

●	Revenue was $31.3 million, an 18% increase from $26.6 million for the corresponding prior year period.
●	GAAP gross margin was 56.8% as compared to 41.1% for the corresponding prior year period. Non-GAAP gross margin was 48.6% as compared to 34.9% for the corresponding prior year period.
●	Net loss was $7.8 million as compared to $35.1 million for the corresponding prior year period.
●	Net cash use was approximately $1.9 million. Cash, cash equivalents, marketable securities, and restricted cash were $330.4 million as of September 30, 2023, as compared to $332.2 million as of June 30, 2023.

“We’re on track to achieve the six-quarter transformation plan we laid out by year end,” said Masoud Toloue, President and Chief Executive Officer of Quanterix. “This will not only yield highly scaled production lines, but serve as the foundation for an accelerated innovation rate going into next year. Last month’s launch of our LucentAD p-Tau 217 blood-based test puts us in a leading position to address broad-based non-invasive patient testing for Alzheimer’s disease. We expect a faster release pace of pioneering, high sensitivity Simoa products going into 2024.”

Operational and Business Highlights

●	In October, the Company launched LucentAD p-Tau 217, a new blood-based biomarker laboratory developed test (LDT) using well-validated Johnson & Johnson Innovative Medicine (Janssen) antibodies to assist in the evaluation of patients suspected of having or developing Alzheimer’s disease. p-Tau 217 is the only blood-based biomarker recognized in the new draft NIA-AA Revised Criteria for Diagnosis and Staging of Alzheimer's Disease capable of meeting a stringent 90% accuracy criterion necessary to diagnose Alzheimer’s.

●	In data presented by Eli Lilly at the CTAD conference, the Simoa® platform was used for analytical validation and initial clinical evaluation of Eli Lilly’s plasma p-Tau 217 immunoassay for a new blood-based diagnostic for Alzheimer’s disease. The study of over 1,000 patients from TRAILBLAZER-ALZ 2 demonstrated high positive and negative agreement to amyloid PET, with an AUC of 0.92 and the assay could prove to be a useful diagnostic test to identify the presence or absence of amyloid pathology.

Full Year Business Outlook

Management has increased full-year revenue expectations to be in the range of $118 to $120 million versus the prior range of $110 to $116 million. GAAP gross margin percentage is expected to be in the high 50’s, and non-GAAP gross margin percentage is expected to be approximately 50%. Both measures increased from prior guidance of low 50’s and high 40’s, respectively. The Company now anticipates 2023 cash usage in the range of $20 to $25 million, compared to prior guidance of $30 to $35 million.

For additional information on the non-GAAP financial measures included in this press release, please see “Use of Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below.

Conference Call

In conjunction with this announcement, the Company will host a conference call on November 7, 2023 at 8:30 a.m. E.T. Click here to pre-register for the conference call and obtain your dial-in number and passcode.

Interested investors can also access the live webcast from the News & Events page within the Investors section of the Quanterix website at http://www.quanterix.com. An archived webcast replay will be available on the Company’s website for one year.

Financial Highlights

Quanterix Corporation

Consolidated Statements of Operations

(Unaudited and in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues:
Product revenue	$19,660	$17,693	$58,639	$53,134
Service revenue	10,938	8,370	30,069	25,728
Collaboration and license revenue	237	301	1,234	479
Grant revenue	499	282	877	357
Total revenues	31,334	26,646	90,819	79,698
Costs of goods sold and services:
Cost of product revenue	8,342	10,511	22,611	31,178
Cost of service and other revenue	5,209	5,191	14,361	14,306
Total costs of goods sold and services	13,551	15,702	36,972	45,484
Gross profit	17,783	10,944	53,847	34,214
Operating expenses:
Research and development	7,200	6,631	17,866	20,290
Selling, general, and administrative	23,595	19,966	66,069	72,723
Other lease costs	758	609	2,696	609
Impairment and restructuring	—	20,341	(33)	20,341
Total operating expenses	31,553	47,547	86,598	113,963
Loss from operations	(13,770)	(36,603)	(32,751)	(79,749)
Interest income, net	4,185	1,712	11,520	2,316
Other income (expense), net	2,030	(101)	1,884	(676)
Loss before income taxes	(7,555)	(34,992)	(19,347)	(78,109)
Income tax expense	(203)	(72)	(578)	(10)
Net loss	$(7,758)	$(35,064)	$(19,925)	$(78,119)

Net loss per common share, basic and diluted	$(0.21)	$(0.95)	$(0.53)	$(2.12)

Weighted-average common shares outstanding, basic and diluted	37,657	37,005	37,494	36,927

Quanterix Corporation

Consolidated Balance Sheets

(Unaudited and in thousands)

	September 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$201,261	$338,740
Marketable securities	126,449	—
Accounts receivable	24,083	19,017
Inventory	19,945	16,786
Prepaid expenses and other current assets	9,273	6,860
Total current assets	381,011	381,403
Restricted cash	2,647	2,597
Property and equipment, net	17,517	20,162
Intangible assets, net	6,003	7,516
Operating lease right-of-use assets	19,860	21,223
Other non-current assets	2,004	1,298
Total assets	$429,042	$434,199
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,786	$3,836
Accrued compensation and benefits	9,775	10,658
Accrued expenses and other current liabilities	6,672	5,133
Deferred revenue	9,827	8,644
Operating lease liabilities	4,093	2,687
Total current liabilities	35,153	30,958
Deferred revenue, net of current portion	1,126	1,415
Operating lease liabilities, net of current portion	38,306	41,417
Other non-current liabilities	1,105	1,469
Total liabilities	75,690	75,259
Total stockholders’ equity	353,352	358,940
Total liabilities and stockholders’ equity	$429,042	$434,199

Quanterix Corporation

Consolidated Statements of Cash Flows

(Unaudited and in thousands)

	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(19,925)	$(78,119)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	4,788	4,186
Credit losses on accounts receivable	311	102
Foreign currency losses	359	167
Unrealized losses on marketable securities	(241)	—
Amortization of (discount) premium on marketable securities	(1,249)	—
Operating lease right-of-use asset amortization	1,518	1,099
Stock-based compensation expense	12,438	11,779
Impairment	—	16,915
Deferred income taxes	242	(134)
Loss on disposal of fixed assets	46	6
Changes in assets and liabilities:
Accounts receivable	(5,615)	5,045
Inventory	(2,966)	3,919
Prepaid expenses and other current assets	(2,829)	(262)
Other non-current assets	(716)	(859)
Accounts payable	948	(7,085)
Accrued compensation and benefits, accrued expenses, and other current liabilities	876	(3,021)
Deferred revenue	894	3,108
Operating lease liabilities	(1,690)	(1,156)
Other non-current liabilities	(107)	128
Net cash used in operating activities	(12,918)	(44,182)
Cash flows from investing activities:
Purchases of marketable securities	(125,200)	—
Purchases of property and equipment	(1,572)	(10,131)
Proceeds from RADx grant on assets purchased	—	520
Net cash used in investing activities	(126,772)	(9,611)
Cash flows from financing activities:
Proceeds from common stock issued under stock plans	2,632	1,597
Payments for employee taxes withheld on stock-based compensation awards	(142)	—
Net cash provided by financing activities	2,490	1,597
Net decrease in cash, cash equivalents, and restricted cash	(137,200)	(52,196)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(229)	(507)
Cash, cash equivalents, and restricted cash at beginning of period	341,337	399,042
Cash, cash equivalents, and restricted cash at end of period	$203,908	$346,339

Use of Non-GAAP Financial Measures

To supplement our financial statements presented on a U.S. GAAP basis, we present non-GAAP gross profit, non-GAAP gross margin, non-GAAP total operating expenses, and non-GAAP loss from operations, which are calculated by including shipping and handling costs for product sales within cost of goods sold instead of within selling, general, and administrative expenses. Management uses these non-GAAP measures to evaluate our operating performance in a manner that allows for meaningful period-to-period comparison and analysis of trends in our business and our competitors. Management believes that presentation of these non-GAAP measures provides useful information to investors in assessing our operating performance within our industry and in order to allow comparability to the presentation of other companies in our industry where shipping and handling costs are included in cost of goods sold for products. Management also uses these non-GAAP measures as a factor in assessing our progress against our restructuring plan. The non-GAAP financial information presented here should be considered in conjunction with, and not as a substitute for, the financial information presented in accordance with U.S. GAAP.

Set forth below is a reconciliation of non-GAAP gross profit, non-GAAP gross margin, non-GAAP total operating expenses, and non-GAAP loss from operations to their most directly comparable GAAP financial measures.

Reconciliation of GAAP to Non-GAAP Financial Measures

Quanterix Corporation

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

(Unaudited and in thousands, except percentages)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
GAAP gross profit	$17,783	$10,944	$53,847	$34,214
Shipping and handling costs (1)	(2,553)	(1,639)	(6,004)	(5,288)
Non-GAAP gross profit	$15,230	$9,305	$47,843	$28,926

GAAP revenue	$31,334	$26,646	$90,819	$79,698
GAAP gross margin (gross profit as % of revenue)	56.8%	41.1%	59.3%	42.9%
Non-GAAP gross margin (non-GAAP gross profit as % of revenue)	48.6%	34.9%	52.7%	36.3%

GAAP total operating expenses	$31,553	$47,547	$86,598	$113,963
Shipping and handling costs (1)	(2,553)	(1,639)	(6,004)	(5,288)
Non-GAAP total operating expenses	$29,000	$45,908	$80,594	$108,675

GAAP loss from operations	$(13,770)	$(36,603)	$(32,751)	$(79,749)
Non-GAAP loss from operations	$(13,770)	$(36,603)	$(32,751)	$(79,749)

(1)	Shipping and handling costs, which include freight and other activities costs associated with product shipments, are captured within operating expenses in our consolidated statements of operations. During the three months ended September 30, 2023 and 2022, we incurred $2.6 million and $1.6 million, respectively, of shipping and handling costs recorded within operating expenses. During the nine months ended September 30, 2023 and 2022, we incurred $6.0 million and $5.3 million, respectively, of shipping and handling costs within operating expenses.

About Quanterix

From discovery to diagnostics, Quanterix’s ultrasensitive biomarker detection is driving breakthroughs only made possible through its unparalleled sensitivity and flexibility. The Company’s Simoa technology has delivered the gold standard for earlier biomarker detection in blood, serum or plasma, with the ability to quantify proteins that are far lower than the Level of Quantification (LoQ) of conventional analog methods. Its industry-leading precision instruments, digital immunoassay technology and CLIA-certified Accelerator laboratory have supported research that advances disease understanding and management in neurology, oncology, immunology, cardiology and infectious disease. Quanterix has been a trusted partner of the scientific community for nearly two decades, powering research published in more than 2,200 peer-reviewed journals. Find additional information about the Billerica, Massachusetts-based company at https://www.quanterix.com or follow us on Twitter and LinkedIn.

Forward-Looking Statements

Quanterix’s current financial results, as discussed in this press release, are preliminary and unaudited, and subject to adjustment. This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "may," "will," "expect," "plan," "anticipate," "estimate," "intend" and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements about Quanterix’s financial performance, including statements under the header “Full Year Business Outlook” set forth above, and are subject to a number of risks, uncertainties and assumptions. Forward-looking statements in this press release are based on Quanterix’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Factors that may cause Quanterix’s actual results to differ from those expressed or implied in the forward-looking statements in this press release include, but are not limited to, those described in the section titled “Part I, Item 1A, “Risk Factors” in Quanterix’ Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the U.S. Securities and Exchange Commission on March 6, 2023. Except as required by law, Quanterix assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Contacts

Media:

PAN Communications

Maya Nimnicht
510-334-6273

quanterix@pancomm.com

Investor Relations:

Ed Joyce

(610) 306-9917

ir@quanterix.com